EXHIBIT 99(h)(2)


                        ADMINISTRATIVE SERVICES AGREEMENT

         This Agreement is made by and between Tamarack Funds Trust, a Delaware statutory trust, on behalf of each of its series listed on the attached Schedule A (each a "Fund" or collectively, the "Funds") and Voyageur Asset Management Inc., a Minnesota corporation (the "Administrator").

                                 R E C I T A L S

         WHEREAS, the Trust (including the Funds) is registered as an open end diversified management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, the Trust and the Administrator desire to enter into an agreement to provide for various administrative and other services required for the operation of each Fund on the terns and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

I.       APPOINTMENT AND OBLIGATIONS OF THE ADMINISTRATOR

         The Administrator is appointed to provide the services described in this Agreement.

II.      DUTIES OF THE ADMINISTRATOR

         The Administrator shall provide the following services, except to the extent that the Trust has engaged one or more other service providers to provide such services on behalf of a Fund:

         A. Provide office space, equipment and facilities (which may belong to the Administrator or its affiliates) for maintaining the Trust's and Funds' organization, for meetings of the Trust's Board of Trustees ("Board") and shareholders, and for performing administrative services under this Agreement;

         B. Supervise and manage all aspects of each Fund's business and affairs, and assist each Fund in selecting and coordinating the activities of the other agents engaged by the Trust on behalf of each Fund, including each Fund's shareholder servicing agent, custodian, independent accountants and legal counsel;

         C. Determine and arrange for the publication of the net asset value of the shares of each Fund.

         D. Provide non-investment related statistical and research data and such other reports, evaluations and information as each Fund may request from time to time;

         E. Provide the services of individuals competent to perform all of each Fund's executive, administrative and clerical functions;


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         F.       Prepare, amend and update (with the advice of Trust counsel)
the Trust's Registration Statement on Form N-1A with respect to the Funds and prepare any necessary proxy statements and all annual and semi annual reports to shareholders;

         G. Arrange for the printing and mailing of proxy statements and other reports or materials provided to Fund shareholders;

         H. Assist in the preparation of each Fund's federal and state tax returns and required tax filings other than those required to be made by a Fund's other service providers;

         I. Maintain the existence of the Trust and the Funds, and during such times as the shares of each of the Funds are publicly offered, maintain or arrange for the maintenance of the registration and qualification of the shares under federal and state law;

         J. Keep and maintain the financial accounts and records of each Fund;

         K. Provide the Board on a regular basis with reports and analyses of the Funds' operations and provide administrative support in connection with necessary meetings of the Board and of the shareholders of each Fund; and

         L.       Provide recordkeeping services.

III.     REPRESENTATIONS AND WARRANTIES

         A.       REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

         The Administrator hereby represents and warrants to the Trust that the Administrator is duly incorporated and is in good standing under the laws of the State of Minnesota and is fully authorized to enter into this Agreement and carry out its terms.

         B.       REPRESENTATIONS AND WARRANTIES OF THE TRUST

         The Trust hereby represents and warrants to the Administrator that the Trust and each Fund has been duly organized and is in good standing under the laws of its state of organization and that the Trust is fully authorized to enter into this Agreement and carry out its terms.

IV.      CONTROL BY THE BOARD OF TRUSTEES

         Any activities undertaken by the Administrator pursuant to this Agreement on behalf of a Fund shall at all times be subject to the control of the Board.

V.       COMPLIANCE WITH APPLICABLE REQUIREMENTS

         In carrying out its obligations under this Agreement, the Administrator shall at all times comply with all applicable provisions of the 1940 Act, the provisions of the Trust's Registration Statement with respect to each Fund, the provisions of the Trust's Declaration of Trust and Bylaws, and any other applicable provisions of state or federal law.


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VI.      DELEGATION OF RESPONSIBILITIES

         All services to be provided by the Administrator under this Agreement may be furnished by any directors, officers or employees of the Administrator or the Administrator may retain the services of any other entity, including affiliates, to provide certain administrative duties under the Administrator's supervision and at its expense.

VII.     COMPENSATION

         In payment for the services to be rendered by the Administrator under this Agreement, each Fund shall pay to the Administrator an annual fee equal to the percentage of its average daily net assets shown on Schedule B, which fee shall be paid to the Administrator on a monthly basis. The fee payable by each Fund shall be based on the average of the net asset values of all of the issued and outstanding shares of each Fund as determined as at the close of each business day of the month pursuant to the relevant governing documents and currently effective Prospectus and Statement of Additional information of the Trust with respect to such Fund.

VIII.    FREEDOM TO DEAL WITH THIRD PARTIES

         The Administrator shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered under this Agreement.

IX.      EFFECTIVE DATE, DURATION, TERMINATION, AMENDMENT OF AGREEMENT

         A. This Agreement shall become effective on April 16, 2004 and shall continue through April 16, 2005. After that date, it shall continue for successive periods of one year, but only as long as such continuance is specifically approved at least annually by the vote of a majority of the Trust's Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Administrator or of each Fund cast at a meeting called for the purpose of voting on such approval.

         B. This Agreement may be terminated at any time, without the payment of any penalty, by the Board, or by the Administrator, upon 60 days' written notice to the other party.

         C. This Agreement may be amended at any time by agreement of the parties; provided the amendment is approved by the vote of a majority of the Trust's Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Administrator or of the Trust cast at a meeting called for the purpose of voting on such approval.

X.       STANDARD OF CARE; INDEMNIFICATION.

         A. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement on the part of the Administrator, the Administrator shall not be subject to liability to the Trust, a Fund or to any shareholder for any act or omission in the course of, or connected with, rendering services under this Agreement.


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         B.       The Administrator agrees to indemnify the Trust and each Fund with respect to any loss, liability, judgment, cost or penalty which the Trust or such Fund may directly or indirectly suffer or incur as a result of a material breach by the Administrator of its standard of care set forth in
Section X.A. above. The Trust agrees that each Fund shall indemnify the Administrator with respect to any loss, liability, judgment, cost or penalty which the Administrator may directly or indirectly suffer or incur arising in the course of, or connected with, rendering services with respect to that Fund under this Agreement, except to the extent that such loss, liability, judgment, cost or penalty was a result of a material breach by the Administrator of its standard of care set forth in Section X.A. above.

XI.      NOTICES

         Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

XI.      INTERPRETATION; GOVERNING LAW

         This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act, and the rules and regulations promulgated under the 1940 Act. To the extent that the provisions of this Agreement conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of April 16, 2004.


                                        TAMARACK FUNDS TRUST



                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        VOYAGEUR ASSET MANAGEMENT INC.



                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:












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                                   SCHEDULE A



                         Tamarack Large Cap Equity Fund
                          Tamarack Mid Cap Equity Fund
                         Tamarack Small Cap Equity Fund
                            Tamarack Enterprise Fund
                       Tamarack Enterprise Small Cap Fund
                          Tamarack Microcap Value Fund
                               Tamarack Value Fund
                      Tamarack Small Cap International Fund
                         Tamarack Government Income Fund
                       Tamarack Quality Fixed Income Fund
                          Tamarack Tax-Free Income Fund
                  Tamarack North Carolina Tax-Free Bond Fund





























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                                   SCHEDULE B


      Compensation pursuant to Paragraph VII of this Agreement shall be calculated in accordance with the following schedules:

                        Name of Fund                        Annual Fee Rate
                        ------------                        ---------------
          Tamarack Large Cap Equity Fund                          .10%
          Tamarack Mid Cap Equity Fund                            .10%
          Tamarack Small Cap Equity Fund                          .10%
          Tamarack Enterprise Fund                                .10%
          Tamarack Enterprise Small Cap Fund                      .10%
          Tamarack Microcap Value Fund                            .10%
          Tamarack Value Fund                                     .10%
          Tamarack Small Cap International Fund                   .10%
          Tamarack Government Income Fund                         .10%
          Tamarack Quality Fixed Income Fund                      .10%
          Tamarack Tax-Free Income Fund                           .10%
          Tamarack  North  Carolina  Tax-Free Bond Fund           .10%


ATTEST:


Tamarack Funds Trust                     Voyageur Asset Management Inc.


By:                                      By:
   ---------------------------------        ---------------------------------
   Name:                                    Name:
   Title:                                   Title:
   Date                                     Date:



























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